EXHIBIT 99.1

Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Second Quarter 2012 Financial Results

Strong Earnings on Same Store Sales and Store Growth Worldwide

ANN ARBOR, Michigan, July 24, 2012: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter ended June 17, 2012. The international division continued to generate strong results with net store growth of 111 stores in the quarter and same store sales growth of 5.7% versus the year ago period, marking this division’s 74th consecutive quarter of same store sales growth. Domestic stores also performed well with a same store sales increase of 1.7% versus the year-ago period, as well as net positive store growth of 3 stores. Diluted EPS was 47 cents for the quarter, a 17.5% increase over the second quarter of 2011. During the quarter, the Company also repurchased and retired 1,146,497 shares of its common stock, at a total cost of $36.9 million.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We’ve posted another solid quarter, with robust international store growth. First half 2012 domestic store economics improved markedly versus last year, which we think contributed to a decrease in U.S. store closures. With a diversified base of nearly 10,000 locations around the globe, we drove steady demand for our brand and sales for our products worldwide.”

Doyle added, “We focused our free cash flow on share repurchases during and subsequent to the second quarter, reaching nearly 80% of our open market repurchase authorization. As a result, our Board recently approved its third authorization, replenishing the program back up to its previous $200 million level. We believe this demonstrates our flexible and consistent approach of deploying cash to benefit shareholders.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2012	Second Quarter of 2011	First Two Quarters of 2012	First Two Quarters of 2011
Net income	$28.1	$25.2	$48.8	$52.4
Weighted average diluted shares	59,449,449	63,226,096	59,565,656	62,808,625
Diluted earnings per share, as reported	$0.47	$0.40	$0.82	$0.83
Items affecting comparability (see section below)	$—	$—	$0.12	$(0.02)

Diluted earnings per share, as adjusted	$0.47	$0.40	$0.94	$0.82

Note: Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

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Revenues were down 2.3% for the quarter versus the prior-year period, due primarily to lower domestic supply chain volumes, lower Company-owned store revenues resulting from the sale of Company-owned stores in 2011 and the negative impact on international royalties of changes in foreign currency exchange rates. These decreases were partially offset by higher same store sales in domestic and international stores and store count growth in international markets, which produced incremental royalty revenues.

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Net Income was up 11.3% for the quarter versus the prior-year period, primarily due to domestic and international same store sales growth, international store growth and higher domestic Company-owned store margins. Partially offsetting these increases was the negative impact on international royalties of changes in foreign currency exchange rates. Management noted that net income was down for the first two quarters of 2012 primarily due to expenses incurred in connection with the Company’s 2012 recapitalization.

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Diluted EPS was 47 cents for the quarter versus 40 cents in the prior-year quarter. The seven cent, or 17.5% increase, was primarily due to both domestic and international same store sales growth, international store growth, higher domestic Company-owned store margins and lower weighted average diluted shares outstanding as a result of share repurchases over the trailing four quarters. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q2 2012 Earnings Release, Page Two

•	Global Retail Sales were up 4.3% in the second quarter, or up 7.9% when excluding the impact of foreign currency.

	Second Quarter of 2012	Second Quarter of 2011
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+0.3%	+5.3%
Domestic franchise stores	+1.9%	+4.8%

Domestic stores	+1.7%	+4.8%

International stores	+5.7%	+7.4%

Global retail sales growth: (versus prior year period)
Domestic stores	+1.9%	+5.0%
International stores	+6.7%	+25.6%

Total	+4.3%	+14.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+1.9%	+5.0%
International stores	+13.8%	+14.9%

Total	+7.9%	+9.6%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 25, 2012	387	4,511	4,898	4,912	9,810
Openings	—	8	8	120	128
Closings	—	(5)	(5)	(9)	(14)

Store count at June 17, 2012	387	4,514	4,901	5,023	9,924

Second quarter 2012 net change	—	3	3	111	114

Trailing four quarters net change	(40)	47	7	481	488

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter 2012 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 41247537. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the second quarter of 2012, the Company repurchased and retired 1,146,497 shares of its common stock under its Board of Directors-approved open market share repurchase program, at a total cost of approximately $36.9 million, or an average price of $32.15 per share. Subsequent to the second quarter of 2012, the Company repurchased and retired an additional 129,218 shares of its common stock at a total cost of approximately $3.7 million, or an average price of $29.01 per share.

On July 20, 2012, the Board of Directors approved an increase to the Company’s open market share repurchase program (OMR), resulting in a total remaining authorized amount for additional share repurchases of $200.0 million. This marked the third authorization by the Board for the Company’s OMR.

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Domino’s Pizza: Q2 2012 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the first two quarters of 2012 are not comparable to the reported financial results for the equivalent prior-year period. The table below presents certain items affecting comparability between 2012 and 2011 financial results. There were no significant items identified by management that affected comparability between the second quarter of 2012 and the second quarter of 2011. Management believes including such information is critical to the understanding of its financial results for the first two quarters of 2012 as compared to the same period in 2011 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of approximately three cents in the second quarter of 2012 and five cents in the first two quarters of 2012.

	First Two Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(293)	$(182)	$(0.00)
Additional interest expense (2)	(10,222)	(6,348)	(0.11)

Subtotal	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (3)	—	(868)	(0.01)

Total of 2012 items	$(10,515)	$(7,398)	$(0.12)

2011 items affecting comparability:
Gain on the sale of Company-owned stores (4)	$1,054	$648	$0.01
Gain on Netherlands operations (5)	678	417	0.01

Total of 2011 items	$1,732	$1,065	$0.02

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the Company’s 2012 recapitalization.
(2)	Primarily includes the write-off of deferred financing fees related to the extinguishment of the 2007 debt in connection with the Company’s 2012 recapitalization. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 recapitalization but prior to the repayment of the 2007 borrowings, essentially paying interest on both the 2007 and 2012 facilities for a short period of time.
(3)	Represents a valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.
(4)	Relates to the sale of 26 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.4 million.
(5)	Relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.

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Domino’s Pizza: Q2 2012 Earnings Release, Page Four

Liquidity

As of June 17, 2012, the Company had approximately:

•	$10.8 million of unrestricted cash and cash equivalents,

•	$1.57 billion in total debt,

•	$60.3 million of available borrowings under its $100.0 million variable funding notes, net of letters of credits issued of $39.7 million.

The Company’s cash borrowing rate averaged 5.4% in the second quarter of 2012, versus 5.9% in the second quarter of 2011. The Company invested $8.0 million in capital expenditures during the first two quarters of 2012 versus $8.4 million in the first two quarters of 2011.

During the second quarter of 2012, the Company paid approximately $184.9 million related to the $3.00 per share special dividend and equivalents declared by the Company’s Board of Directors in connection with the 2012 recapitalization.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $50.1 million in the first two quarters of 2012.

(in thousands)	First Two Quarters of 2012
Net cash provided by operating activities (as reported)	$58,110
Capital expenditures (as reported)	(8,025)

Free cash flow	$50,085

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. Management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

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Domino’s Pizza: Q2 2012 Earnings Release, Page Five

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” As of the second quarter of 2012, through its global footprint primarily made up of locally-owned and operated franchises, Domino’s operated a network of 9,924 franchised and Company-owned stores in the United States and over 70 international markets. During the second quarter of 2012, Domino’s had global retail sales of nearly $1.7 billion, comprised of over $808 million domestically and nearly $865 million internationally. Domino’s Pizza had global retail sales of over $6.9 billion in 2011, comprised of over $3.4 billion domestically and over $3.5 billion internationally. In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list.

Order – www.dominos.com

Mobile – http://mobile.dominos.com

Info – www.dominosbiz.com

Twitter – http://twitter.com/dominos

Facebook – http://www.facebook.com/Dominos

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Domino’s Pizza: Q2 2012 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees’ to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K and our quarterly report on Form 10-Q for the quarter ended June 17, 2012. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q2 2012 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 17, 2012	% of Total Revenues	June 19, 2011	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$73,911		$78,908
Domestic franchise	44,286		43,347
Domestic supply chain	209,297		215,500
International	48,630		47,178

Total revenues	376,124	100.0%	384,933	100.0%

Cost of sales:
Domestic Company-owned stores	55,669		62,287
Domestic supply chain	186,621		192,140
International	19,227		19,812

Total cost of sales	261,517	69.5%	274,239	71.2%

Operating margin	114,607	30.5%	110,694	28.8%
General and administrative	48,829	13.0%	48,648	12.6%

Income from operations	65,778	17.5%	62,046	16.2%
Interest expense, net	(20,665)	(5.5)%	(20,970)	(5.5)%

Income before provision for income taxes	45,113	12.0%	41,076	10.7%
Provision for income taxes	17,018	4.5%	15,828	4.1%

Net income	$28,095	7.5%	$25,248	6.6%

Earnings per share:
Common stock – diluted	$0.47		$0.40

Domino’s Pizza: Q2 2012 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 17, 2012	% of Total Revenues	June 19, 2011	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$151,526		$161,642
Domestic franchise	89,482		87,392
Domestic supply chain	423,428		432,067
International	96,276		93,018

Total revenues	760,712	100.0%	774,119	100.0%

Cost of sales:
Domestic Company-owned stores	114,947		127,870
Domestic supply chain	378,150		384,486
International	38,359		39,464

Total cost of sales	531,456	69.9%	551,820	71.3%

Operating margin	229,256	30.1%	222,299	28.7%
General and administrative	96,583	12.7%	95,141	12.3%

Income from operations	132,673	17.4%	127,158	16.4%
Interest expense, net	(52,761)	(6.9)%	(42,348)	(5.4)%

Income before provision for income taxes	79,912	10.5%	84,810	11.0%
Provision for income taxes	31,075	4.1%	32,451	4.2%

Net income	$48,837	6.4%	$52,359	6.8%

Earnings per share:
Common stock – diluted	$0.82		$0.83

Domino’s Pizza: Q2 2012 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 17, 2012	January 1, 2012
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$10,750	$50,292
Restricted cash and cash equivalents	59,631	92,612
Accounts receivable	85,521	87,200
Inventories	26,585	30,702
Advertising fund assets, restricted	35,585	36,281
Other assets	36,430	29,756

Total current assets	254,502	326,843
Property, plant and equipment, net	87,782	92,400
Other assets	82,335	61,300

Total assets	$424,619	$480,543

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,538	$904
Accounts payable	59,223	69,714
Advertising fund liabilities	35,585	36,281
Other accrued liabilities	82,250	90,276

Total current liabilities	201,596	197,175
Long-term liabilities:
Long-term debt, less current portion	1,548,570	1,450,369
Other accrued liabilities	43,563	42,738

Total long-term liabilities	1,592,133	1,493,107
Total stockholders’ deficit	(1,369,110)	(1,209,739)

Total liabilities and stockholders’ deficit	$424,619	$480,543

Domino’s Pizza: Q2 2012 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 17, 2012	June 19, 2011
(In thousands)
Cash flows from operating activities:
Net income	$48,837	$52,359
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	10,441	11,068
Gains on sale/disposal of assets	(148)	(1,637)
Amortization of deferred financing costs and other	10,489	1,696
Provision for deferred income taxes	4,040	8,738
Non-cash compensation expense	8,288	5,884
Tax impact from equity-based compensation	(7,265)	(11,487)
Other	232	1,435
Changes in operating assets and liabilities	(16,804)	(23,644)

Net cash provided by operating activities	58,110	44,412
Cash flows from investing activities:
Capital expenditures	(8,025)	(8,384)
Proceeds from sale of assets	1,172	3,650
Changes in restricted cash	32,981	5,738
Other	1,157	(224)

Net cash provided by investing activities	27,285	780
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,575,000	—
Repayments of long-term debt and capital lease obligations	(1,453,182)	(417)
Proceeds from issuance of common stock	—	574
Proceeds from exercise of stock options	2,088	22,570
Tax impact from equity-based compensation	7,265	11,487
Purchase of common stock	(36,867)	(47,313)
Tax payments for restricted stock	(1,996)	(1,254)
Payments of common stock dividends and equivalents	(184,858)	—
Cash paid for financing costs	(31,613)	—

Net cash used in financing activities	(124,163)	(14,353)
Effect of exchange rate changes on cash and cash equivalents	(774)	(145)

Change in cash and cash equivalents	(39,542)	30,694
Cash and cash equivalents, at beginning of period	50,292	47,945

Cash and cash equivalents, at end of period	$10,750	$78,639

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